Exhibit 5.1

THE BINGHAM LAW GROUP, APC

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May 17, 2011

SaaSMAX, Inc.

7770 Regents Road, Suite 113-119

San Diego, California 92122

Gentleman:

I refer to the Registration Statement on Form S-1, filed by SaaSMAX, Inc., a Nevada corporation (the "Company"), with the United States Securities & Exchange Commission under the Securities Act of 1933, relating to the offer, by the selling shareholders listed therein, of 995,500 shares of common stock, $.001 par value per share (the "Stock").

As counsel to the Company, we have examined such corporate records, documents and questions of law as deemed necessary or appropriate for the purpose of this opinion, including a review of applicable Federal Law.  In such examinations, we have assumed the genuineness of signatures and the conformity to the originals of the documents supplied to us as copies.  As to various questions of fact material to this opinion, we have relied upon statements and certificates of officers and representatives of the Company.

Upon the basis of this examination, we are of the opinion that under Nevada law, the 995,500 shares of Stock offered by the selling shareholders have been validly authorized, are legally issued , fully paid and are non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and with such State regulatory agencies in such States as may require such filing in connection with the registration of the Stock for offer and sale in those States, and further consent to statements made in the Registration Statement regarding our firm and use of our name under the heading "Legal Matters" in the Prospectus constituting a part of the Registration Statement.

Sincerely,

The Bingham Law Group

/s/ Brad M. Bingham

Brad M. Bingham, its President

THE BINGHAM LAW GROUP, APC 2035 CORTE DEL NOGAL, SUITE 110 CARLSBAD, CALIFORNIA 92011	TELEPHONE: 760-692-1162 FACSIMILE: 760-804-8845